IMMEDIATE RELEASE

Media Contact:	Investor Contact:
Douglas Petkus	Justin Victoria
(973) 660-5218	(973) 660-5340

Wyeth Reports

Earnings Results for the

2005 Fourth Quarter and Full Year

•	Worldwide Net Revenue for the 2005 Fourth Quarter and Full Year Increased 2% and 8% to $4.7 Billion and $18.8 Billion, Respectively

•	Reported Net Income and Diluted Earnings Per Share for the 2005 Full Year were $3.7 Billion and $2.70, Respectively

•	Net Income and Diluted Earnings Per Share, Before Certain Significant Items, were $4.0 Billion and $2.92, Respectively

•	Enbrel ®, Prevnar® Performance Strong; Five Product Franchises Surpass $1.0 Billion Net Revenue for 2005

•	Key Strategic Collaboration Agreements Signed with Progenics Pharmaceuticals, Inc. and Trubion Pharmaceuticals, Inc.

•	Board Approves 15 Million Share Repurchase Program

Madison, New Jersey, January 31, 2006 - Wyeth (NYSE: WYE) today reported results for the 2005 fourth quarter and full year. Worldwide net revenue increased 2% to $4.7 billion for the 2005 fourth quarter and 8% to $18.8 billion for the 2005 full year.

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Excluding the negative impact of foreign exchange, worldwide net revenue increased 5% for the 2005 fourth quarter. There was no foreign exchange impact for the 2005 full year.

“Wyeth demonstrated strong product performance and 2005 was a year of significant strategic accomplishment,” said Robert Essner, Chairman, President and Chief Executive Officer. “With strong growth from biotechnology products such as Enbrel® and our vaccine, Prevnar®, and contributions from our core pharmaceutical products such as Effexor® and Protonix ®, Wyeth is in the strongest competitive position in its history with five product franchises exceeding one billion dollars in annual revenues.”

“Wyeth’s R&D continued to yield industry-leading results by filing two New Drug Applications (NDAs) in 2005 and is working toward five more for new products in the next 18 months. This was also a year in which we formed new partnership alliances, implemented a new primary care sales model in the U.S., and opened one of the world’s largest integrated biotechnology manufacturing facilities. Finally, we made significant progress on diet drug litigation.”

2005 Product Highlights

ENBREL® continued to post strong global revenue growth in 2005. Enbrel sales in North America, reported by Wyeth’s marketing partner Amgen, were $674 million for the 2005 fourth quarter and $2.6 billion for the 2005 full year, increases of 19% and 35%, respectively, over the comparable prior periods. Wyeth has exclusive rights to Enbrel outside of North America where net revenue was $298 million and $1.1 billion for the

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2005 fourth quarter and full year, respectively, increases of 38% and 59% over the same periods a year ago.

Enbrel is a breakthrough product approved for the treatment of chronic inflammatory diseases, including rheumatoid arthritis (RA), juvenile rheumatoid arthritis, ankylosing spondylitis, psoriatic arthritis and psoriasis. Worldwide sales surpassed $3.6 billion in 2005, an increase of 42% versus last year. Enbrel now ranks 13th in global sales among all pharmaceutical products. In addition, Enbrel is one of the top three biotechnology drugs in global sales and is one of only five biotechnology products with ex-U.S. sales greater than $1.0 billion. This year also marked the launch of Enbrel in Japan, the world’s second largest pharmaceutical market.

Worldwide net revenue for EFFEXOR® (Effexor and Effexor XR), the number one selling antidepressant globally, was $841 million for the 2005 fourth quarter, a decrease of 1% compared with the 2004 fourth quarter. Despite the slowdown in the overall antidepressant market, Effexor achieved annual revenue growth of 3% over the prior year and reached worldwide net revenue of $3.5 billion for the 2005 full year. During the 2005 fourth quarter, final approval for a panic disorder indication was granted in the U.S. and other markets. This important milestone represents a renewed opportunity to further strengthen Effexor’s position in the anxiety market. In addition, we reached agreement with Teva Pharmaceutical Industries Ltd. (Teva) on a settlement of the U.S. patent litigation pertaining to Teva’s generic version of Effexor XR. Under the terms of the settlement, Teva will be permitted to launch generic versions of Effexor XR in the U.S. beginning on July 1, 2010 and immediate release Effexor beginning on June 15, 2006,

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subject to certain provisions. Agreements have also been reached with respect to generic versions of Effexor XR in Canada. In connection with these licenses, Teva will pay the Company specified percentages of gross profit from sales of each of the Teva generic versions.

PREVNAR® , Wyeth’s vaccine to prevent invasive pneumococcal disease in both infants and young children, achieved net revenue of $401 million for the 2005 fourth quarter, an increase of 18% over the 2004 fourth quarter. In 2005, Prevnar celebrated its fifth year on the U.S. market and more than 26 million doses were sold globally. Prevnar achieved worldwide net revenue of $1.5 billion for the 2005 full year, an increase of 43% over the prior year. During 2005, Prevnar was launched in 13 international markets – setting the stage for continued growth.

PROTONIX® , a proton pump inhibitor (PPI) indicated for the healing and symptomatic relief of erosive esophagitis (severe heartburn), posted net revenue of $417 million for the 2005 fourth quarter, an increase of 1% over the 2004 fourth quarter. For the 2005 full year, worldwide net revenue was $1.7 billion, an increase of 6% over the prior year. This growth is attributed to a successful strategy of driving prescription growth within the managed care segment where Protonix maintains preferred formulary positions in the majority of plans. During the 2005 fourth quarter, Protonix became the second most prescribed PPI in the HMO segment. Protonix continues to hold a strong position within the highly competitive PPI market, with a 19.9% share of total U.S. prescriptions for the four-week period ended December 30, 2005.

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Wyeth (Continued)

WYETH NUTRITION achieved net revenue of $256 million for the fourth quarter of 2005, an increase of 2% compared with the 2004 fourth quarter. For the 2005 full year, Wyeth Nutrition’s broad line of nutritional products for infants, children and adults had net revenue of $1.04 billion, an increase of 10% over the prior year. This marked the first time that Wyeth Nutrition achieved annual sales of more than one billion dollars.

ZOSYN® , a broad-spectrum I.V. antibiotic proven to help minimize the emergence of bacterial resistance, had net revenue of $205 million in the 2005 fourth quarter, an increase of 3% compared with 2004. For the 2005 full year, worldwide net revenue was $892 million, an increase of 17% over the prior year. Over 15 million people have been treated with Zosyn since its launch, and based on sales value, Zosyn is now the number one selling I.V. antibiotic in the world and the fastest growing product in its class on a global basis.

Additional information regarding Wyeth’s product sales may be accessed on the Company’s Internet website at www.wyeth.com by clicking on the “Investor Relations” hyperlink.

R&D Update

In 2005, Wyeth filed two New Drug Applications (NDAs) with the U.S. Food and Drug Administration (FDA). In May, Wyeth submitted an application for LYBREL™ (levonorgestrel/ethinyl estradiol), a new oral contraceptive with a unique dosing regimen; in December, the Company submitted an application for DVS-233 (desvenlafaxine), a novel approach for treating depression. The Company is awaiting FDA action regarding these submissions.

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Wyeth (Continued)

Wyeth also entered into a number of key licensing agreements in 2005 – including major strategic collaborations with Progenics Pharmaceuticals, Inc. (Progenics) and Trubion Pharmaceuticals, Inc. (Trubion) that involve late-stage product candidates.

Wyeth is working toward five additional NDA filings for new products in the next 18 months – Bazedoxifene for osteoporosis; DVS-233 for vasomotor symptoms; Bifeprunox for schizophrenia; Temsirolimus for renal cell carcinoma; and Methylnaltrexone for opioid-induced constipation, which was licensed to Wyeth as part of the Progenics collaboration.

2005 Fourth Quarter Results

Reported net income for the 2005 fourth quarter was $731.7 million compared with a reported net loss of $1,764.3 million in the prior year. Reported diluted earnings per share for the 2005 fourth quarter was $0.54 compared with a reported diluted loss per share of $1.32 in the prior year. The 2005 fourth quarter included $124.0 million of licensing costs, primarily for the R&D collaborations with Progenics and Trubion referred to above.

The 2005 fourth quarter results also included charges of $94.8 million ($73.7 million after-tax or $0.05 per share-diluted) related to the Company’s productivity initiatives, which are discussed in greater detail below. The 2004 fourth quarter included a charge of $4,500.0 million ($2,625.0 million after-tax or $1.97 per share-diluted) to increase the reserve relating to the Redux® and Pondimin® diet drug litigation.

The 2005 productivity initiatives charges and the 2004 diet drug litigation charge are considered to be certain significant items for purposes of analyzing the Company’s results

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Wyeth (Continued)

of operations. Net income and diluted earnings per share, before certain significant items, were $805.4 million and $0.59, respectively, for the 2005 fourth quarter compared with $860.7 million and $0.64, respectively, for the 2004 fourth quarter. A reconciliation of net income (loss) and diluted earnings (loss) per share as reported under generally accepted accounting principles (GAAP) to net income and diluted earnings per share, before certain significant items, is presented in the section below titled “2005 Full Year Results.”

The decreases in net income and diluted earnings per share, before certain significant items, for the 2005 fourth quarter resulted from higher research and development spending partially offset by higher net revenue, lower cost of goods sold and selling, general and administrative expenses, both as a percentage of net revenue, lower interest expense, net and higher other income, net. Included in other income, net were pre-tax gains from product divestitures amounting to approximately $5.1 million and $5.9 million in the 2005 and 2004 fourth quarter, respectively.

Productivity Initiatives

During 2005, the Company launched long-term global productivity initiatives to adapt to the changing pharmaceutical industry environment. The guiding principles of these initiatives include innovation, cost savings, process excellence and accountability, with an emphasis on improving productivity. As a result of these and other initiatives, the Company recorded net charges of $94.8 million ($73.7 million after-tax or $0.05 per share-diluted) in the 2005 fourth quarter and $190.6 million ($137.1 million after-tax or $0.10 per share-diluted) for the 2005 full year to recognize the costs of closing certain manufacturing facilities, including accelerated depreciation and the cost of eliminating certain positions at

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the Company’s facilities. Charges of $68.3 million were recorded within Cost of Goods Sold, $24.2 million within Selling, General and Administrative Expenses and $2.3 million within Research and Development Expenses for the 2005 fourth quarter. Charges of $137.7 million were recorded within Cost of Goods Sold, $85.6 million within Selling, General and Administrative Expenses and $7.5 million within Research and Development Expenses, offset, in part, by asset sale gains of $40.2 million recorded within Other Income, Net for the 2005 full year. Additional costs such as asset impairment, accelerated depreciation, personnel costs and other exit costs, as well as certain implementation costs associated with these initiatives, are expected to continue for several years as additional strategic decisions are made and are projected to total approximately $750.0 million to $1,000.0 million, on a pre-tax basis.

2005 Full Year Results

Reported net income and diluted earnings per share for the 2005 full year were $3,656.3 million and $2.70, respectively, compared with $1,234.0 million and $0.91 in the prior year. The 2005 full year included net charges of $190.6 million ($137.1 million after-tax or $0.10 per share-diluted) related to the Company’s productivity initiatives and an income tax charge of $170.0 million ($0.12 per share-diluted) recorded in connection with the Company’s decision to repatriate approximately $3,100.0 million of foreign earnings in accordance with the American Jobs Creation Act of 2004. The 2004 full year included a charge of $145.5 million ($94.6 million after-tax or $0.07 per share-diluted) within Research and Development Expenses related to an upfront payment to Solvay Pharmaceuticals (Solvay), a diet drug litigation charge of $4,500.0 million ($2,625.0

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million after-tax or $1.94 per share-diluted) and a favorable income tax adjustment of $407.6 million ($0.30 per share-diluted) resulting from settlements of audit issues offset, in part, by a provision related to developments in the third quarter in connection with a prior year tax matter. The upfront payment was made in connection with an agreement entered into between Wyeth and Solvay to co-develop and co-commercialize four neuroscience compounds. The 2005 productivity initiatives charges, the 2005 income tax charge, the 2004 Solvay payment, the 2004 income tax adjustment and the 2004 diet drug litigation charge are considered to be certain significant items for purposes of analyzing the Company’s results of operations. Net income and diluted earnings per share, before certain significant items, were $3,963.4 million and $2.92, respectively, for the 2005 full year compared with $3,546.0 million and $2.62 in 2004. The 2005 full year increase in net income and diluted earnings per share, before certain significant items, was due primarily to higher net revenue, lower cost of goods sold and selling, general and administrative expenses, both as a percentage of net revenue, higher other income, net and lower interest expense, net, offset, in part, by higher research and development spending. Included in other income, net were pre-tax gains from product divestitures amounting to approximately $185.1 million and $170.9 million in the 2005 and 2004 full year, respectively.

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A reconciliation of reported net income (loss) and diluted earnings (loss) per share as reported under generally accepted accounting principles (GAAP) to net income and diluted earnings per share, before certain significant items, is presented below:

	(UNAUDITED)
(In millions except per share amounts)	Three Months Ended		Twelve Months Ended
Item Description	12/31/2005	12/31/2004	12/31/2005	12/31/2004

Net income (loss), as reported	$731.7	$(1,764.3)	$3,656.3	$1,234.0

Productivity initiatives	73.7	-	137.1	-

Income tax charge	-	-	170.0	-

Diet drug litigation charge	-	2,625.0	-	2,625.0

Income tax adjustment	-	-	-	(407.6)

Co-development / co-commercialization charge	-	-	-	94.6

Net income, as adjusted, before certain
significant items(1)	$805.4	$860.7	$3,963.4	$3,546.0

Diluted earnings (loss) per share, as reported(2)	$0.54	$(1.32)	$2.70	$0.91

Productivity initiatives	0.05	-	0.10	-

Income tax charge	-	-	0.12	-

Diet drug litigation charge	-	1.97	-	1.94

Income tax adjustment	-	-	-	(0.30)

Co-development / co-commercialization charge	-	-	-	0.07

Dilutive effect of common stock equivalents (CSE)(3)	-	(0.01)	-	-

Diluted earnings per share, as adjusted,
before certain significant items(1)	$0.59	$0.64	$2.92	$2.62

(1)

Wyeth calculates net income before certain significant items by excluding the after-tax effect of items considered by management to be unusual from the net income reported under GAAP. Wyeth’s management uses these measures to manage and evaluate the Company’s performance and believes it is appropriate to disclose these non-GAAP measures to assist investors with analyzing business performance and trends. The productivity initiatives charges which include the costs of closing certain manufacturing facilities and the elimination of certain positions at the Company’s facilities have been excluded as these charges are not considered to be indicative of continuing operating results. The income tax adjustment, which relates to certain prior tax years, and the income tax charge, which relates to the repatriation of foreign earnings, have both been excluded due to their nature and magnitude. The additional diet drug litigation charge increased the reserve balance for the continuing legal matter that first resulted in a charge in 1999. Additionally, the significant upfront payment related to the co-development and co-commercialization of the four neuroscience compounds being developed with Solvay was immediately expensed and included in Research and Development Expenses. Wyeth’s

Wyeth (Continued)

management believes that excluding these items from the Company’s results provides a more appropriate view of the Company’s operations for the accounting periods presented.

These measures should not be considered in isolation or as a substitute for the results of operations and diluted earnings per share prepared in accordance with GAAP.

(2)

The average number of common shares outstanding used to calculate the diet drug litigation charge and the diluted loss per share, as reported for the 2004 fourth quarter does not include common stock equivalents or the assumed conversion of the Company’s outstanding Convertible Senior Debentures, as the effect of these items would be antidilutive.

(3)	The $0.01 per share benefit represents the impact on diluted earnings per share of excluding the dilutive effect of CSE.

Gains from product divestitures are not considered certain significant items because they constitute an integral part of the Company’s analysis of divisional performance. However, they are important to understanding changes in our reported net income. Excluding the certain significant items and the gains from product divestitures described above, net income and diluted earnings per share were $3,842.0 million and $2.83, respectively, for the 2005 full year as compared with $3,432.7 million and $2.54, respectively, for the 2004 full year.

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Segment Information

The following table sets forth worldwide net revenue by reportable segment together with the percentage changes from the comparable period in the prior year:

	(UNAUDITED)
	Three Months Ended 12/31/2005		Twelve Months Ended 12/31/2005
Reportable Segment	($ in 000's)	Increase/(Decrease)	($ in 000's)	Increase

Pharmaceuticals	$3,862,316	3%	$15,321,126	10%
Consumer Healthcare	700,863	(4)%	2,553,898	-
Animal Health	183,517	2%	880,766	5%

Consolidated Total	$4,746,696	2%	$18,755,790	8%

Pharmaceuticals

Worldwide Pharmaceuticals net revenue increased 3% for the 2005 fourth quarter and 10% for the 2005 full year due primarily to higher sales of Prevnar, Enbrel, Zosyn and Protonix, offset, in part, by lower sales of Zoton®, which is now experiencing generic competition, and Synvisc®, which was divested in the 2005 first quarter. Increases in net revenue were also attributed to higher sales of Effexor for the 2005 full year. Additionally, alliance revenue increased 39% to $348.5 million for the 2005 fourth quarter and 45% to $1,146.5 million for the 2005 full year. Excluding the unfavorable impact of foreign exchange, worldwide Pharmaceuticals net revenue increased 6% for the 2005 fourth quarter. There was no foreign exchange impact for the 2005 full year.

Consumer Healthcare

Worldwide Consumer Healthcare net revenue decreased 4% for the 2005 fourth quarter and remained flat for the 2005 full year. These results were attributable to a number of factors,

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including lower sales of Solgar products, which were divested in the 2005 third quarter, offset, in part, by higher sales of Advil®, ChapStick® and Centrum® brands. The full year also included growth in Robitussin® and Caltrate®. Excluding the unfavorable impact of foreign exchange, worldwide Consumer Healthcare net revenue decreased 3% for the 2005 fourth quarter. Excluding the favorable impact of foreign exchange, worldwide Consumer Healthcare net revenue decreased 1% for the 2005 full year.

Animal Health

Worldwide Animal Health net revenue increased 2% for the 2005 fourth quarter and 5% for the 2005 full year. The fourth quarter increase was due to higher sales of poultry and equine products partially offset by a decline in companion animal products. Excluding the unfavorable impact of foreign exchange, worldwide Animal Health net revenue increased 3% for the 2005 fourth quarter. For the 2005 full year, the net revenue increase was due to higher sales of livestock, poultry and companion animal products. Excluding the favorable impact of foreign exchange, worldwide Animal Health net revenue increased 3% for the full year.

2006 Earnings Guidance

On January 9, 2006, the Company reported that it estimated pro forma diluted earnings per share for 2006 to be in the $2.97 to $3.07 range. This earnings estimate is considered pro forma as it excludes any additional charges resulting from the ongoing review of our business processes and systems. In addition, as required, the 2006 estimate includes the impact of expensing stock options, which is projected to be approximately $0.12 to $0.15

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per share-diluted. The actual amount to be expensed is dependent on the number of options granted and fluctuations in the Company’s stock price.

The 2005 results, as reported above, do not include the impact of expensing stock options and will not be restated to include such impact. In order to assist in performing year-on-year comparisons during 2006, Wyeth has prepared a pro forma presentation of its 2005 quarterly and full year results of operations to reflect the pro forma effect of expensing stock options in 2005. The pro forma presentation depicts the effect of stock option expensing within the appropriate line of the results of operations and the pro forma effect on earnings per share for the periods presented. This presentation may be accessed on the Company’s Internet website at www.wyeth.com by clicking on the “Investor Relations” hyperlink.

Share Repurchase Program

On January 27, 2006, the Company’s Board of Directors approved a share repurchase program allowing for the repurchase of up to 15 million shares of its common stock, subject to price and market conditions. The program will be utilized primarily to offset the impact of shares issued in connection with the exercise of employee stock options. As a result of the new program, the Company terminated a previously authorized share repurchase program under which approximately 4.5 million shares remained available for repurchase.

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Wyeth is one of the world’s largest research-driven pharmaceutical and health care products companies. It is a leader in the discovery, development, manufacturing and marketing of pharmaceuticals, vaccines, biotechnology products and non-prescription medicines that improve the quality of life for people worldwide. The Company’s major divisions include Wyeth Pharmaceuticals, Wyeth Consumer Healthcare and Fort Dodge Animal Health.

The statements in this press release that are not historical facts, including the entire section under the caption “2006 Earnings Guidance,” are forward-looking statements based on current expectations of future events that involve risks and uncertainties including, without limitation, risks associated with the inherent uncertainty of the timing and success of pharmaceutical research, product development, manufacturing, commercialization, economic conditions including interest and currency exchange rate fluctuations, changes in generally accepted accounting principles, the impact of competitive or generic products, trade buying patterns, wars or terrorist acts, product liability and other types of lawsuits, the impact of legislation and regulatory compliance and obtaining reimbursement, favorable drug pricing, access and other approvals, environmental liabilities, and patent, and other risks and uncertainties, including those detailed from time to time in the Company’s periodic reports, including current reports on Form 8-K, quarterly reports on Form 10-Q and the annual report on Form 10-K, filed with the Securities and Exchange Commission. Actual results may vary materially from the forward-looking statements. The Company assumes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

The Company will hold a conference call with research analysts at 8:00 a.m. Eastern Time today. The purpose of the call is to review the financial results of the Company for the fourth quarter and full year. Interested investors and others may listen to the call live or on a delayed basis through the internet webcast, which may be accessed by visiting the Company’s Internet website at www.wyeth.com and clicking on the “Investor Relations” hyperlink. Also, for recent announcements and additional information including product sales information, please refer to the Company’s Internet website.

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The comparative results of operations are as follows:

(In thousands except per share amounts)

	(UNAUDITED)
	Three Months Ended		Twelve Months Ended
	12/31/2005	12/31/2004	12/31/2005	12/31/2004
Net Revenue	$4,746,696	$4,648,198	$18,755,790	$17,358,028

Cost of Goods Sold(1)	1,383,613	1,383,427	5,431,200	4,947,269

Selling, General and Administrative
Expenses (1)	1,630,459	1,598,245	6,117,706	5,799,791

Research and Development Expenses(1)(2)	875,731	645,198	2,749,390	2,460,610

Interest Expense, Net	7,400	24,892	74,756	110,305

Other Income, Net(1)(6)	(49,477)	(39,799)	(397,851)	(330,100)

Diet Drug Litigation Charge(3)	-	4,500,000	-	4,500,000

Income (Loss) Before Income Taxes	898,970	(3,463,765)	4,780,589	(129,847)

Provision (Benefit) for Income Taxes(4)	167,274	(1,699,422)	1,124,291	(1,363,844)

Net Income (Loss)(5)	$731,696	$ (1,764,343)	$3,656,298	$1,233,997

Basic Earnings (Loss) Per Share(7)	$0.55	$(1.32)	$2.73	$0.93

Average Number of Common Shares
Outstanding During Each Period - Basic	1,342,468	1,334,456	1,339,718	1,333,691

Diluted Earnings (Loss) Per Share(7)	$0.54	$(1.32)	$2.70	$0.91

Average Number of Common Shares
Outstanding During Each Period - Diluted	1,367,840	1,334,456	1,363,417	1,354,489

(1)

The 2005 fourth quarter included charges of $94,800 ($73,700 after-tax or $0.05 per share-diluted) related to activities associated with the Company’s productivity initiatives. Charges of $68,300 were included within Cost of Goods Sold, $24,200 within Selling, General and Administrative Expenses and $2,300 within Research and Development Expenses.

The 2005 full year included net charges of $190,600 ($137,100 after-tax or $0.10 per share-diluted) related to activities associated with the Company’s productivity initiatives. Charges of $137,700 were included within Cost of Goods Sold, $85,600 within Selling, General and Administrative Expenses and $7,500 within Research and Development Expenses, offset, in part, by asset sale gains of $40,200 included within Other Income, Net.

(2)

The 2004 full year included a charge of $145,500 ($94,575 after-tax or $0.07 per share-diluted) within Research and Development Expenses related to the upfront payment to Solvay in connection with the co-development and co-commercialization of four neuroscience compounds.

(3)	The 2004 fourth quarter included a charge of $4,500,000 ($2,625,000 after-tax or $1.97 per share-diluted) to increase the reserve relating to the Redux and Pondimin diet drug litigation.

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(4)

The 2005 full year included a third quarter income tax charge of $170,000 ($0.12 per share-diluted) related to the repatriation of foreign earnings. The 2004 full year included a third quarter favorable income tax adjustment of $407,600 ($0.30 per share-diluted) as a result of settlements of audit issues offset, in part, by a provision related to developments in the third quarter in connection with a prior year tax matter.

(5)

Net income included stock-based employee compensation expense for restricted stock and performance share awards for the 2005 fourth quarter and full year of $21,070 and $72,285, respectively, compared with $4,407 and $16,012 in the prior year. Other than these restricted stock and performance share awards, no other stock-based employee compensation cost is reflected in net income.

(6)	Other income, net included royalty income for the 2005 fourth quarter and full year of $68,217 and $292,708, respectively, compared with $49,791 and $223,020 for the prior year.

(7)

The average number of common shares outstanding for diluted earnings per share is higher than for basic earnings per share for the 2005 fourth quarter and full year and the 2004 full year due to the assumed conversion of the Company’s outstanding convertible senior debentures, outstanding stock options, deferred contingent common stock awards, restricted stock awards and convertible preferred stock into common stock equivalents using the treasury stock method. For purposes of calculating diluted earnings per share, interest expense, net of capitalized interest and taxes, related to the Company’s outstanding convertible senior debentures is added back to reported net income, and the additional common shares (assuming conversion) are included in total shares outstanding. Interest expense, net of capitalized interest and taxes was $5,801 and $19,798 for the 2005 fourth quarter and full year, respectively, compared with $1,737 and $5,234 for the 2004 fourth quarter and full year, respectively.

The average number of common shares outstanding for diluted loss per share for the 2004 fourth quarter does not include common stock equivalents or the assumed conversion of the Company’s outstanding debentures, as the effect on the diluted loss per share would be antidilutive. Therefore, the average number of common shares outstanding for diluted loss per share is the same as for basic loss per share.

The sum of the 2004 first quarter, second quarter, third quarter and fourth quarter diluted earnings per share do not add to year-to-date diluted earnings per share due to the antidilutive effect of contingently convertible debt and common stock equivalents in the fourth quarter.

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